Exhibit 99.1

Victory Capital Reports March 2021 Assets Under Management

Schedules First-Quarter Financial Results Conference Call for May 7

SAN ANTONIO--(BUSINESS WIRE)--April 13, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $154.3 billion as of March 31, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	March 31, 2021	February 28, 2021
Fixed Income	$36,776	$36,662
Solutions	35,356	34,201
U.S. Mid Cap Equity	29,156	27,875
U.S. Small Cap Equity[1]	20,230	19,633
U.S. Large Cap Equity	14,448	14,191
Global / Non-U.S. Equity[1]	14,652	14,269
Other	341	326
Total Long-Term Assets	$150,958	$147,157
Money Market / Short Term Assets	3,373	3,437
Total Assets Under Management	$154,331	$150,594

By Vehicle
Mutual Funds[2]	$117,830	$115,592
Separate Accounts and Other Pooled Vehicles[3]	32,061	30,822
ETFs	4,441	4,180
Total Assets Under Management	$154,331	$150,594

[1]Reflects the transfer in of $547 million of assets associated with the THB Asset Management acquisition, which closed on March 1, 2021. The majority of transferred assets are reflected in the U.S. Small Cap Equity assets class, with a minor portion included in the Global / Non-U.S. Equity asset class. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

[2] Includes institutional and retail share classes, money market and VIP funds.
[3] Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

First-Quarter Conference Call and Webcast Details

The Company also announced that it will report first-quarter 2021 financial results after the market closes on Thursday, May 6, 2021. The Company’s management team will host a conference call the following morning, May 7, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $154.3 billion in assets under management as of March 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com